 Exhibit (10)(V)(1)

AMENDMENT 2007-1

to the

HARLEYSVILLE GROUP INC.
DIRECTORS’ EQUITY COMPENSATION PLAN

WHEREAS, Harleysville Group Inc. (the “Company”) maintains the Amended and Restated Directors’ Equity Compensation Plan as approved by the Board of Directors on February 21, 2007, and submitted to the Stockholders for Approval on April 25, 2007 (the “Plan”);

WHEREAS, the Company desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code;

WHEREAS, the Compensation and Personnel Development Committee of the Board of Directors of the Company reserves the right to modify the Plan pursuant to Section 8(a).

NOW, THEREFORE, the Plan is hereby amended as follows:

1.

The definition of “Directors’ Standard Deferred Compensation Plan” under Section 2 of the Plan is amended in its entirety to read as follows:

“Directors’ Standard Deferred Compensation Plan” means the Company’s Directors’ Standard Deferred Compensation Plan, which allows Non-Employee Directors to defer some or all of their director fees and Shares deliverable in respect of Deferred Stock Units.”

2.

Section 4(c) of the Plan is amended in its entirety to read as follows:

“(c)

Rights Upon a Change in Control.  In the event of a consummation of a Change in Control, notwithstanding any other restrictive provisions herein, all previously granted Stock Options shall become exercisable immediately, and all previously issued Deferred Stock Units and Restricted Stock shall have all forfeiture restrictions lapse immediately regardless of whether the applicable deferral period or Restriction Period has expired.   Notwithstanding the foregoing, in no event shall payment of a Deferred Stock Unit be accelerated as a result of a Change in Control (unless the Change in Control is a “change in control event” under Section 1.409A-3(i)(5) of the regulations promulgated under Section 409A of the Code).”

3.

The first paragraph of Section 5 of the Plan is amended in its entirety to read as follows:

“5.

Stock Options.  All Stock Options granted to Non-Employee Directors under the Plan shall be subject to the following terms and conditions, which shall be set forth in an appropriate written document (“Option Document”) and which may provide such other terms, conditions, and provisions, not inconsistent with this Plan, as the Committee may direct.  For the avoidance of doubt, the Committee has the authority to revise any of the terms set forth in this Plan with respect to a Stock Option Award except for those terms required by law; provided, however, that in no event may the Committee extend the Stock Option exercise period beyond the original exercise period of the Stock Option.”

4.

Section 6(a) of the Plan is amended in its entirety to read as follows:

“(a)

Automatic Awards.  Beginning with the Annual Meeting to be held in April 2007, each individual who is serving as Non-Employee Director at the time of an Annual Board Meeting, and will be continuing to serve in such capacity after such Annual Board Meeting, shall automatically receive a number of Deferred Stock Units equal to the result of dividing (i) $50,000 by (ii) the Fair Market Value of a Share as of the day before the date of the Annual Board Meeting for that year.  These automatic Awards will be made in connection with each Annual Meeting until this provision is amended or removed by the Committee or the Board.  Each such automatic Deferred Stock Unit Award shall entitle the Non-Employee Director to receive, upon Termination of Service or upon the Non-Employee Director’s death, the number of Shares equal to the number of Deferred Stock Units, unless the Non-Employee Director has elected, in writing to the Company, to defer receipt of the Shares in accordance with the Directors’ Standard Deferred Compensation Plan.  The provisions of this Section 6(a) specifically supersede and replace the provisions of this Plan, prior to its amendment and restatement in calendar year 2007 with respect to Deferred Stock Units to be awarded in 2007, 2008, and 2009.”

5.

Section 6(c)(ii) of the Plan is amended in its entirety to read as follows:

“(ii)

Whenever the Company pays cash dividends with respect to its outstanding Shares, a Non-Employee Director shall receive an amount equal to all or any portion of the dividends that would be paid on Shares equal to the number of his or her Deferred Stock Units (“dividend equivalents”), unless the Non-Employee Director has elected, in writing, to defer receipt of the dividend equivalents pursuant to the Directors’ Standard Deferred Compensation Plan or has elected to use the dividend equivalents to purchase Common Stock pursuant to the Dividend Reinvestment and Stock Purchase Plan.”

6.

Section 6(c)(iii) of the Plan is amended in its entirety to read as follows:

“(iii)

The receipt of Shares under any Deferred Stock Unit Awards may be deferred by a Non-Employee Director as long as such deferral is made in accordance with the provisions of the Directors’ Standard Deferred Compensation Plan.”

This Amendment 2007-1 shall be effective as of December 20, 2007.

TO RECORD the adoption of this Amendment 2007-1, the Committee has directed a duly authorized officer to execute this document on this 19th day of December, 2007.

HARLEYSVILLE GROUP INC.

	By:	/s/ Michael L. Browne
Michael L. Browne President & CEO

ATTEST:
/s/ Robert A. Kauffman
Robert A. Kauffman
Secretary